Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Holdings to Acquire Nalco Surface Treatment Business

Princeton, NJ, July 25, 2008—Rockwood Holdings, Inc. (NYSE:  ROC) has announced that it has signed a definitive agreement with Nalco Holdings, Inc. (NYSE:NLC), to acquire Nalco’s Finishing Technologies business.  The purchase price is approximately $75 million.

Nalco’s Finishing Technologies business provides chemicals and services for pre-treating of metal and will become part of Rockwood’s Chemetall Americas surface treatment business, once the acquisition is completed.  Included in the transaction is Nalco’s Finishing Technologies plant in Jackson, Michigan.  The transaction is subject to regulatory approval and is expected to close in the third quarter.

Commenting on the transaction, Seifi Ghasemi, Rockwood’s Chairman and CEO, “This acquisition is an important addition to Chemetall’s surface treatment business and a key part of Rockwood’s overall strategy to grow through bolt-on acquisitions.  It increases our expanding surface treatment business in North America, and it significantly increases Chemetall’s ability to serve the metalworking industry.”

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

Chemetall is a global company committed to specialty chemistry. The Group’s activities focus on products and processes for the chemical treatment of metal surfaces and plastics, as well as selected fields of fine chemistry, including lithium and cesium compounds.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2007 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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